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                                                                    EXHIBIT 11.0

                        EXTENDICARE HEALTH SERVICES, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                  (IN THOUSANDS, EXCEPT NUMBER OF SHARES OUTSTANDING)

                                                         Three Months ended                       Nine Months ended
                                                             September 30                           September 30
                                                       2000               1999               2000                 1999
                                                  ---------------     --------------     --------------      ----------------
Net Earnings                                           $ (14,184)          $ (1,606)         $ (32,589)             $(10,655)
Weighted Average Number of
      Common Shares Outstanding                              947                947                947                   947
                                                  ---------------     --------------     --------------      ----------------

Net earnings per Common Share                              $ (15)              $ (1)             $ (34)                $ (11)
                                                  ===============     ==============     ==============      ================

The Company does not have a complex capital structure and therefore, only has basic earnings per share.